                                                               EXHIBIT NUMBER 15




                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT



Audit and Legal Committee
    of the Board of Directors of Baylake Corp.
Sturgeon Bay, Wisconsin


        We have reviewed the accompanying consolidated balance sheets of Baylake Corp. and subsidiaries as of September 30, 2000 and December 31, 1999, the consolidated statements of income for the three month and the nine month periods ended September 30, 2000 and 1999, and the consolidated statements of cash flows for the nine month periods ended September 30, 2000 and 1999. This financial information is the responsibility of the company's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles.


Madison, Wisconsin                              /s/ SMITH & GESTELAND, LLP
October 23, 2000                                SMITH & GESTELAND, LLP




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